Exhibit 23.2

Consent of Independent Appraiser

American Appraisal Associates, Inc. (“AAA”) hereby consents to QRS Corporation’s references to the words appraisal and/or appraiser under the Captions “Documents Incorporated by reference,” “Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Impairment Loss,” “Note 4. Goodwill and Other Intangible Assets,” “Note 6: acquisitions,” and “Note 8: Impairment Loss” in its Form 10-K filing with the United States Securities and Exchange Commission for the Fiscal Year ended December 31, 2002. Additionally, AAA consents to references to analysis performed in conjunction with an impairment analysis performed in the fourth quarter of 2001.

Specifically, AAA consents to QRS Corporation’s reference to our analysis of the impairment loss of $10.4 million associated with its Tradeweave Digital Photography service and the reference to the shares of common stock of Tradeweave, Inc. valued at $1.17 per share at September 30, 2000. We do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission hereunder.

/s/    AMERICAN APPRAISAL ASSOCIATES, INC.

March 26, 2003